As filed with the Securities and Exchange Commission on February 9, 2017

Registration No. 333-215630

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STUDENT TRANSPORTATION INC.

(Exact name of registrant as specified in its charter)

Ontario	4151	n/a
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

160 Saunders Road, Unit 6

Barrie, Ontario, Canada L4N 9A4

(Address and telephone number of registrant’s principal executive offices)

Patrick J. Walker

Executive Vice President and Chief Financial Officer

Student Transportation Inc.

3349 Highway 138

Building A, Suite C

Wall, New Jersey 07719

(732) 280-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copy to:

Barry L. Fischer, Esq.

Thompson Coburn LLP

55 East Monroe Street

37th Floor

Chicago, Illinois 60603 USA

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)

A.        ☒        upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.        ☐        at some future date (check the appropriate box below)

1.        ☐        pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.        ☐        pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.        ☐        pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.        ☐        after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box  ☐.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares	Up to 2,635,695	US$5.51 (1)	US$14,522,679.45	US$1,683.18 (2)

(1)	Calculated as the average of high and low prices of the common shares reported on January 18, 2017, pursuant to Rule 457(c) under the Securities Act of 1933.
(2)	Previously Paid.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Student Transportation Inc. at 3349 Highway 138, Building A, Suite C, Wall, New Jersey 07719, telephone 732-280-4200, and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

New Issue	February 9, 2017

STUDENT TRANSPORTATION INC.

Up to 2,635,695 Common Shares issuable in exchange for Class B Series Three Common Shares of Student Transportation of America Holdings, Inc.

This short form prospectus qualifies the distribution (the “Offering”) of up to 2,635,695 common shares (the “Offered Common Shares”) of Student Transportation Inc. (the “Issuer”) to be distributed, without additional payment, as consideration for the redemption of up to 2,635,695 Class B Series Three common shares (the “Class B-3 Shares”) of Student Transportation of America Holdings, Inc. (“STA Holdings”). No additional funds are to be received by the Issuer from the distribution of the Offered Common Shares in connection with the Offering and the redemption of the Class B-3 Shares. The Issuer’s registered head office is located at 160 Saunders Road, Unit 6, Barrie, Ontario, L4N 9A4.

NO UNDERWRITER HAS BEEN INVOLVED IN THE DISTRIBUTION OF THE CLASS B-3 SHARES OR THE OFFERED SHARES OR IN THE PREPARATION OF THIS PROSPECTUS. THE COMPANY DOES NOT ENGAGE IN THE BUSINESS OF TRADING AND ADVISING IN SECURITIES AND HAS NOT DONE SO WITH RESPECT TO THE DISTRIBUTION OF THE CLASS B-3 SHARES OR THE OFFERED COMMON SHARES.

The Class B-3 Shares have been utilized for grants under STA Holding’s equity incentive plan since March 2010 and the maximum number of Class B-3 Shares available for issuance under the equity incentive plan have now been fully issued to STA Holding’s and its affiliates’ employees and senior management (the “Class B-3 Shareholders”). At the Issuer’s annual shareholder meeting on November 8, 2016, shareholders approved the issuance by the Issuer of one Offered Common Share for each Class B-3 Share held by the Class B-3 Shareholders (the “Share Exchange”) in connection with the redemption of the Class B-3 Shares by STA Holdings. As of January 20, 2017, there were 2,635,695 Class B-3 Shares issued and outstanding.

The issued and outstanding Common Shares are listed on the Toronto Stock Exchange (“TSX”) and the NASDAQ under the symbol “STB”. On February 7, 2017, the closing price of the Common Shares on the TSX was $7.39 per Common Share and on the NASDAQ was US$5.61 per Common Share. The TSX has conditionally approved the listing of the Common Shares. The Issuer has notified the NASDAQ as to the Offered Common Shares to be listed.

Upon completion of the Share Exchange, Class B-3 Shareholders will, in lieu of physical certificates representing the Offered Common Shares, receive evidence of the Offered Common Shares issued to him or her in the Share Exchange in the form of a direct registration advice or statement from the Issuer’s transfer agent, Computershare Investor Services Inc. (“Computershare”), under Computershare’s Direct Registration System (“DRS”). The Class B-3 Shareholder or their

(continued on next page)

broker may transfer those Offered Common Shares held in DRS to being held in ‘street name’ under the Canadian Depository for Securities system ‘CDSX’ (to permit trading of the Offered Common Shares on the TSX of NASDAQ), or exchange those shares held in DRS for certificated securities by making a request to Computershare (subject to certain share certificate issue fees).

An investment in the Offered Common Shares involves a high degree of risk. An investment in the Offered Common Shares should be considered speculative due to various factors, including the nature of the Issuer’s business. An investment in the Offered Common Shares should only be made by persons who can afford the total loss of their investment. See “Special Note Regarding Forward-Looking Information” and “Risk Factors”.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by Canada and the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States.

Prospective investors should be aware that the exchange of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in Canada or resident in, or citizens of, the United States are not described herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain US Federal Income Tax Considerations”. Prospective investors are advised to consult their personal tax advisors.

Certain of the Issuer’s directors and officers reside outside of Canada and have appointed Student Transportation Inc. as their agent for service of process. Ernst & Young LLP, Independent Registered Public Accounting Firm, the auditors of the Issuer, are organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is organized under the laws of a foreign jurisdiction or who resides outside of Canada, even if the party has appointed an agent for services of process. See “Agent for Service of Process”.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Issuer is incorporated or organized under the laws of Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the experts named in the registration statement may be residents of Canada, and that all or a substantial portion of the assets of the Issuer and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The reporting currency of the Issuer is the United States dollar. See “Exchange Rates”.

ii

Prospective investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Issuer has not authorized anyone to provide different information. If an investor is provided with different or inconsistent information, he, she or it should not rely on it. The Issuer is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Prospective investors should assume that the information appearing in this short form prospectus is accurate as of the date on the front cover of this short form prospectus only, regardless of the time of delivery of this short form prospectus or of any sale of the Offered Common Shares.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Student Transportation Inc., at 3349 Highway 138, Building A, Suite C, Wall, New Jersey 07719, telephone 732-280-4200. In addition, copies of the documents incorporated by reference herein may be obtained from the securities commissions or similar authorities in Canada through the internet at www.sedar.com.

The following documents, filed with the securities commissions or similar authorities in the provinces and territories of Canada, are specifically incorporated by reference into and form an integral part of this short form prospectus:

(a)	annual information form of the Issuer dated September 28, 2016 (the “AIF”);

(b)	management information circular of the Issuer dated October 3, 2016 distributed in connection with the annual and special meeting of shareholders held on November 8, 2016;

(c)	audited consolidated financial statements of the Issuer for the financial years ended June 30, 2016 and 2015, together with the notes thereto and the report of the independent registered public accounting firm thereon;

(d)	management’s discussion and analysis of financial condition and results of operations of the Issuer for the financial years ended June 30, 2016 and 2015;

(e)	unaudited consolidated interim financial statements of the Issuer for the three months ended September 30, 2016 and 2015, together with the notes thereto;

(f)	management’s discussion and analysis of financial condition and results of operations of the Issuer for the three months ended September 30, 2016 and 2015; and

(g)	the material change report of the Issuer dated August 3, 2016 in respect of a bought deal offering of $85 million principal amount of convertible unsecured subordinated debentures.

Any material change reports (excluding confidential reports), business acquisition reports, interim financial statements, annual financial statements and the report of the independent registered public accounting firm thereon, management’s discussion and analysis of financial condition and results of operations in respect of the periods covered by such annual financial statements, and management information circulars (excluding those portions that are not required pursuant to National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators to be incorporated by reference herein) filed by the Issuer with the securities commissions or similar authorities in the provinces and territories of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution shall be deemed to be incorporated by reference in this short form prospectus.

To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with the SEC by the Issuer on Forms 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 relating to the securities of which this prospectus is a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

AVAILABLE INFORMATION

This prospectus is part of the registration statement on Form F-10 relating to the Common Shares that we filed with the SEC. This prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement are available on the SEC’s website at www.sec.gov.

In addition to our continuous disclosure obligations under Canadian securities laws, we are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information concerning us can be inspected and copied, for a fee, at the public reference facilities maintained by the SEC at: 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at www.sec.gov that contains these materials.

MEANING OF CERTAIN REFERENCES

The Issuer, an Ontario corporation, is the issuer of the Offered Common Shares. Unless otherwise stated or the context otherwise requires, references in this short form prospectus to the “Issuer” refer to Student Transportation Inc., and references in this short form prospectus to “the Company”, “we” or “us” refer to the combination of the Issuer and all of its direct and indirect subsidiaries.

Throughout this short form prospectus, unless otherwise indicated, all references to generally accepted accounting principles (“GAAP”) are to accounting principles generally accepted in the United States. The financial statements of the Issuer contained in this short form prospectus have been prepared in accordance with GAAP.

Unless expressly provided to the contrary, all monetary amounts in this short form prospectus refer to Canadian dollars. All references to “US$” are to United States dollars.

EXCHANGE RATES

The following table reflects (i) the low and high rates of exchange for one United States dollar, expressed in Canadian dollars, during the periods noted, (ii) the rates of exchange at the end of such periods, and (iii) the average of such exchange rates during such periods, based on the Bank of Canada noon spot rate of exchange.

	Three months ended		12 months ended
	September 30, 2016	September 30, 2015	June 30, 2016	June 30, 2015
Low for the period	$1.2775	$1.2566	$1.2544	$1.0634
High for the period	$1.3248	$1.3413	$1.4589	$1.2803
Rate at the end of the period	$1.3117	$1.3394	$1.3009	$1.2474
Average noon spot rate for the period	$1.3050	$1.3089	$1.3261	$1.1737

Source: Bank of Canada

On February 7, 2017, the Bank of Canada noon spot rate of exchange was US$1.00 = $1.3167.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This short form prospectus, including each of the documents incorporated by reference herein, may contain forward-looking information within the meaning of applicable Canadian securities laws about the Issuer including its business operations, strategy and future financial condition and results of operations. The purpose of forward-looking information is to provide the reader with information about management’s expectations and plans for the applicable period. Readers are cautioned that such information may not be appropriate for other purposes. Such information is based on the expectations of management of the Company and estimates about the markets in which the Company operates and management’s beliefs and assumptions regarding these markets. In some cases, forward-looking information may be identified by words such as “anticipate”,

“believe”, “could”, “expect”, “plan”, “seek”, “may”, “intend”, “will” and similar expressions. This information is subject to important risks and uncertainties, which are difficult to predict, and assumptions which may prove to be inaccurate. Some of the risk factors which could cause results or events to differ materially from expectations include but are not limited to: the inability to control certain operating expenses; significant capital expenditure requirements; the Company’s consolidated indebtedness including as a result of covenants contained in the senior credit facility between the Company and a syndicate of financial institutions dated as of July 27, 2016 in the form of a secured credit facility in the approximate amount of $340 million for working capital, capital expenditure and growth expenditure borrowings, or any successor senior credit facility, as the same may be amended, supplemented or restated from time to time (the “Credit Facility”), the indenture related to the Cdn$ 6.25% unsecured subordinated debentures (the “Cdn$ 6.25% Convertible Debentures”) dated as of November 12, 2013 between the Issuer and Computershare Trust Company of Canada, as trustee, as the same may be amended, supplemented or restated from time to time and the indenture related to the Cdn$ 5.25% unsecured subordinated debentures (the “Cdn$ 5.25% Convertible Debentures”) dated as of August 16, 2016 between the Issuer and Computershare Trust Company of Canada, as trustee, as the same may be amended, supplemented or restated from time to time; the inability to make all principal payments on the convertible debentures; the ability to achieve the Company’s business objectives depends on many factors, many of which are beyond its control; risks in connection with its acquisition strategy; substantial competition in the school bus transportation industry and increased industry consolidation; dependence on certain key personnel; a greater number of the Company’s employees may join unions; rising insurance costs; not being insured for certain losses; current and new governmental laws and regulations; environmental requirements; the fact that the school bus transportation industry is highly seasonal; the inability be able to maintain required letters of credit or performance bonds; the Company’s customer contracts may be terminated due to factors beyond its control; uncertain risks associated with the Company’s oil and gas operations; the Company’s status as a foreign private issuer (as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended); loss of foreign private issuer status in the future; the Company’s status as a “emerging growth company,” as defined in the United States Jumpstart Our Business Start-ups Act of 2012 may make the Company less attractive to investors or make it more difficult to raise capital in the future; financial reporting obligations of being a public company in the United States; economic and financial market conditions; potential exposure to terrorism attacks and man-made or natural disasters; potential exposure to cyber terrorism, other data security breaches and data privacy risks; the Company’s dependence on STA Holdings and Parkview Transit for all cash available for dividends and interest; the distribution of a significant amount of the Company’s cash; fluctuations in the U.S.- Canadian exchange rate; changes in the Company’s creditworthiness; dilution from future sales of securities; continuation of the investment eligibility of the Common Shares as qualified investments; the volatility of the market price for the Common Shares; the Company’s interest deductions on the 14% subordinated notes of Student Transportation of America ULC (“STA ULC”) that were due December 21, 2016 (“Subordinated Notes”) are likely “dual consolidated losses” for U.S. federal income tax purposes and may result in disallowance of interest deductions if certain “triggering events” occur; the application of U.S. federal income tax corporate “inversion” rules is uncertain; and the application of possible new related party debt rules is uncertain. See “Risk Factors”.

Some of these risk factors are largely beyond the control of the Company. In addition, a number of assumptions may be made in providing forward-looking information in this short form prospectus, including, but not limited to, certain Canadian economic assumptions, market assumptions, operational and financial assumptions, and assumptions about transactions, including that the Offering will be completed. Should any risk factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Unless otherwise indicated, forward-looking information does not take into account the effect that transactions or non-recurring or other special items announced or occurring after the date of the forward-looking information may have on the business of the Company. All of the forward-looking information reflected in this short form prospectus and the documents incorporated herein are qualified by these cautionary statements. There can be no assurance that the results or developments anticipated by the Issuer will be realized or, even if substantially realized, that they will have the expected consequences for the Issuer. Except as may be required by Canadian securities laws, the Issuer disclaims any intention and assumes no obligation to update or revise any forward-looking information, even if new information becomes available, as a result of future events or for any other reason. Readers should not place undue reliance on any forward-looking information.

THE ISSUER AND THE COMPANY

The Issuer is a corporation established under the laws of Ontario. The Issuer owns all of the Class A common shares of STA Holdings, representing a 97.5% voting interest, and 100% of the issued and outstanding common shares of Parkview Transit, a corporation formed by amalgamation under the laws of Ontario. STA Holdings owns all of the issued and outstanding shares of Student Transportation of America, Inc. and all of the issued and outstanding common shares of STA ULC. The registered head office of the Issuer is located at 160 Saunders Road, Unit 6, Barrie, Ontario L4N 9A4.

The Company is the third largest provider of school bus transportation services in North America, conducting operations through wholly-owned operating subsidiaries. The Company has become a leading school bus transportation company, aggregating operations through the consolidation of existing providers, targeted bid-ins and conversion of in-house operations in the fragmented industry. Based on industry sources, educational institutions in North America spend approximately $24 billion annually on school bus transportation. The Company currently provides school bus transportation services in Ontario, Canada and the following U.S. states: California, Colorado, Connecticut, Florida, Idaho, Illinois, Maine, Minnesota, Missouri, Nebraska, New Hampshire, New Jersey, New York, Oregon, Pennsylvania, Rhode Island, South Carolina, Texas, Vermont, Washington and Wisconsin.

The Company’s services include home-to-school busing, special needs transportation and extracurricular and charter trips for school and other groups. The Company’s primary service of transporting students to and from school (referred to as “home-to-school” busing) comprises approximately 88% of revenue. Included in home-to-school busing is the transportation of students with special needs, or special education transportation. Special education transportation typically requires the transportation of students to destinations outside their home district and usually is performed with smaller monitored vehicles. Extracurricular transportation typically accounts for 6% of revenue. The Company also provides charter services for athletic events, field trips, summer camp routes and other non-school related charter services, and receives revenue associated with the oil and gas portfolio of assets acquired in connection with the acquisition of Canadex Resources Limited. These services and revenues account for approximately 6% of revenue. By successfully executing a business strategy that emphasizes safe, reliable, cost-efficient service, the Company has experienced strong and consistent growth in revenue, margins and earnings before interest, taxes, depreciation, amortization and lease rental expense. Approximately 88% of our revenue is contracted with an average term of three to eight years. Our growth through strategic acquisitions, targeted bid-in and conversion opportunities and, more recently, management services contracts, has successfully leveraged management strength and created operating efficiencies.

STA Holdings is a corporation established under the laws of Delaware with its registered head office at 3349 Highway 138, Building A, Suite C, Wall, New Jersey, 07719.

SHARE EXCHANGE

The Class B-3 Shares have been utilized for grants under the STA Holdings Equity Incentive Plan (the “EIP”) since March 2010 and the maximum number of Class B-3 Shares available for issuance under the equity incentive plan have now been fully issued to STA Holdings’ and its affiliates’ employees and senior management (the “Class B-3 Shareholders”). As of January 20, 2017, there were 2,635,695 Class B-3 Shares issued and outstanding. At the Issuer’s annual shareholder meeting on November 8, 2016, shareholders approved the issuance by the Issuer of one Offered Common Share for each Class B-3 Share held in connection with the redemption of each Class B-3 Share pursuant to the terms of STA Holdings’ Certificate of Incorporation (the “Share Exchange”). As previously disclosed, the Share Exchange is being effected in order to:

•	more closely align the interests of the Class B-3 Shareholders with those of the Issuer and its shareholders,

•	simplify the Issuer’s and STA Holdings’ corporate structure, and

•	alleviate any uncertainty surrounding the exercise of both the long term liquidity or “put” rights and the “tag along” rights associated with the Class B-3 Shares, including any cash amounts that would need to be paid by the Issuer in respect of the long term liquidity rights in the future and how those payments would be financed.

Fewer than 2,635,695 Offered Common Shares will be issued in connection with the Share Exchange, as the Class B-3 Shareholders may ‘put’ all or a portion of the Class B-3 Shares for cash pursuant to the terms of the EIP prior to the redemption of the Class B-3 Shares and the issuance of the Offered Common Shares as consideration therefor, and certain Class B-3 Shareholders have already done so. As the Share Exchange will generally be a taxable transaction to the Class B-3 Shareholders, the Company expect certain Class B-3 Shareholders will wish to receive cash for some or all of their Class B-3 Shares to offset such tax liability. See “Certain Canadian Federal Income Tax Considerations”, and “Certain US Federal Income Tax Considerations”.

Management expects that the Share Exchange will be completed on or before February 28, 2017 (or, if the date of this prospectus is later, the date of this prospectus). Following the completion of the Share Exchange, all Class B-3 Shares of STA Holdings will be cancelled, and, as a result, the Issuer will be the sole holder of all of the issued and outstanding shares of STA Holdings.

CONSOLIDATED CAPITALIZATION OF THE ISSUER

There have been no material changes in the Issuer’s share or loan capital, on a consolidated basis, since September 30, 2016. The following table sets forth the consolidated capitalization of the Issuer as at the dates indicated before and after completion of the distribution of the Offered Common Shares (assuming all 2,635,695 Offered Common Shares were issued). This table should be read in conjunction with the financial statements of the Issuer (including the notes thereto) incorporated by reference into this short form prospectus.

Designation	Authorized	As at September 30, 2016 before giving effect to the Distribution of the Offered Common Shares		As at September 30, 2016 after giving effect to the Distribution of all of the Offered Common Shares
Long-Term Debt, including the current portion(1)		US$	211,503,000	US$	211,503,000
Cdn$ 6.25% Convertible Debentures		US$	55,581,000	US$	55,581,000
Cdn$ 5.25% Convertible Debentures		US$	61,660,000	US$	61,660,000
Shareholders’ Equity:
Common Shares	Unlimited		92,034,165		94,669,860

(1)	Excludes the Cdn$ 5.25% Convertible Debentures and the Cdn$ 6.25% Convertible Debentures.

USE OF PROCEEDS

The Issuer will not receive any proceeds in connection with the Offering and the Share Exchange.

PLAN OF DISTRIBUTION

The offering of the Offered Common Shares is being made in the Provinces of Ontario and British Columbia and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States.

Upon completion of the Share Exchange, Class B-3 Shareholders will, in lieu of physical certificates representing the Offered Common Shares, receive evidence of the Offered Common Shares issued to him or her in the Share Exchange in the form of a direct registration advice or statement from the Issuer’s transfer agent, Computershare Investor Services Inc. (“Computershare”), under Computershare’s Direct Registration System (“DRS”). The Class B-3 Shareholder or their broker may transfer those Offered Common Shares held in DRS to being held in ‘street name’ under the Canadian Depository for Securities system ‘CDSX’ (to permit trading of the Offered Common Shares on the TSX of NASDAQ), or exchange those shares held in DRS for certificated securities by making a request to Computershare (subject to certain share certificate issue fees).

The TSX has conditionally approved the listing of the Common Shares. The Issuer has notified the NASDAQ as to the Offered Common Shares to be listed.

DESCRIPTION OF COMMON SHARES

The authorized share capital of the Issuer consists of an unlimited number of Common Shares. The Common Shares are not redeemable or convertible. Each Common Share carries the right to: receive notice of and one vote at a meeting of shareholders; the right to participate in any distribution of the assets of the Issuer on liquidation, dissolution or winding up; and the right to receive dividends if, as and when declared by the board of directors of the Issuer. As at close of business on February 7, 2017, there were 92,171,306 Common Shares outstanding. The Common Shares are listed on the TSX and the NASDAQ under the symbol “STB”.

PRIOR SALES

The following table summarizes details of the Common Shares issued by the Issuer pursuant to its dividend reinvestment plan during the 12-month period before the date of this short form prospectus.

Date	Price per Common Share (US$)	Number of Common Shares
February 15, 2016	3.58	54,180
March 15, 2016	4.87	41,073
April 15, 2016	4.62	42,648
May 15, 2016	4.65	45,006
June 15, 2016	4.85	46,177
July 15, 2016	5.15	46,427
August 15, 2016	5.21	39,789
September 15, 2016	5.35	37,698
October 15, 2016	5.76	33,533
November 15, 2016	5.40	35,001
December 15, 2016	5.67	33,233
January 17, 2017	5.38	35,374

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed and posted for trading on the TSX and the NASDAQ under the trading symbol “STB”.

The following table shows the monthly range of high and low prices per Common Share and total monthly volumes traded on the TSX during the 12-month period before the date of this short form prospectus.

Month	High	Low	Volume
January 2016	$5.13	$4.28	4,323,420
February 2016	$6.73	$4.85	6,366,276
March 2016	$6.87	$6.24	5,454,215
April 2016	$6.65	$6.10	6,254,959
May 2016	$6.43	$6.08	3,465,293
June 2016	$6.65	$6.20	3,829,227
July 2016	$7.00	$6.60	3,222,315
August 2016	$7.25	$6.81	3,640,586
September 2016	$8.02	$7.09	5,905,676
October 2016	$7.99	$7.70	3,012,382
November 2016	$7.90	$7.28	5,246,375
December 2016	$7.86	$7.43	3,417,865
January 2017	$7.59	$7.11	3,769,761
February 1, 2017 to February 8, 2017	$7.40	$7.04	938,041

On February 7, 2017, the closing price of the Common Shares on the TSX was $7.39.

The following table shows the monthly range of high and low prices per Common Share and total monthly volumes traded on the NASDAQ during the 12-month period before the date of this short form prospectus.

Month	High	Low	Volume
January 2016	US$3.68	US$3.02	3,634,932
February 2016	US$4.97	US$3.45	3,288,022
March 2016	US$5.29	US$4.65	2,492,214
April 2016	US$5.12	US$4.73	2,073,863
May 2016	US$5.02	US$4.66	1,949,921
June 2016	US$5.19	US$4.73	2,993,811
July 2016	US$5.35	US$5.08	1,906,943
August 2016	US$5.62	US$5.20	1,982,293
September 2016	US$6.08	US$5.37	5,115,348
October 2016	US$6.07	US$5.79	1,897,777
November 2016	US$5.91	US$5.45	3,065,854
December 2016	US$5.94	US$5.48	2,551,739
January 2017	US$5.68	US$5.40	517,175
February 1, 2017 to February 8, 2017	US$5.62	US$5.39	142,153

On February 7, 2017, the closing price of the Common Shares on the NASDAQ was US$5.61.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable under the Tax Act to a holder who acquires Offered Common Shares (also referred to as “Common Shares”) in consideration for the redemption of Class B-3 Shares pursuant to the Share Exchange and who, for the purposes of the Income Tax Act (Canada) and the regulations thereunder, as amended, (the “Tax Act”) and at all relevant times, beneficially owns its Class B-3 Shares, and will beneficially own such Common Shares, as capital property, and deals at arm’s length with, and is not affiliated with, the Issuer or STA Holdings (a “Holder”). The Class B-3 Shares and Common Shares generally will be considered to be capital property to a Holder unless the Holder holds (or will hold) such shares in the course of carrying on a business of trading and dealing in securities or has acquired (or will acquire) such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a holder: (a) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (b) an interest in which would be a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; (d) that has elected to report its “Canadian tax results”, as defined in the Tax Act, in a currency other than Canadian currency; (e) that is a corporation resident in Canada (for purposes of the Tax Act), and that is (or does not deal at arm’s length for the purposes of the Tax Act with a corporation resident in Canada that is), or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Class B-3 Shares or Common Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act; or (f) that has entered into or will enter into a “derivative forward agreement”, as defined in the Tax Act, with respect to the Class B-3 Shares or Common Shares. Holders to which this summary does not apply should consult their own tax advisors with respect to the Share Exchange.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current administrative and assessing policies and practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). No assurance can be given that the Tax Proposals will be enacted as currently proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, regulatory or judicial action or decision, nor does it address any provincial, territorial or foreign income tax considerations.

This summary is of a general nature only and should not be construed to be, nor is it intended to be, legal or tax advice or representations to any particular holder. Accordingly, holders should consult their own tax advisors for advice with respect to the income tax consequences to them having regard to their particular circumstances.

Residents of Canada

The following discussion applies to Holders who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, are residents of Canada (“Resident Holders”). Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat such shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holders in the year of the election or any subsequent year as capital property by making an irrevocable election pursuant to subsection 39(4) of the Tax Act. This election is not available in respect of the Class B-3 Shares. Resident Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.

Exchange of Class B-3 Shares of STA Holdings for Offered Common Shares

A Resident Holder who receives Common Shares in consideration for the redemption of Class B-3 Shares pursuant to the Share Exchange will be deemed to have disposed of such Class B-3 Shares. Such disposition generally will give rise to a capital gain (or a capital loss) equal to the amount by which the fair market value of the Common Shares received pursuant to the Share Exchange, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such Class B-3 Shares to the Resident Holder. Such capital gain (or capital loss) will be subject to the treatment described below under “Holding and Disposing of Offered Common Shares – Taxation of Capital Gains and Capital Losses”.

Holding and Disposing of Offered Common Shares

Dividends on Offered Common Shares

Dividends received or deemed to be received on the Common Shares by a Resident Holder who is an individual (other than certain trusts) will be included in the individual’s income and generally will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from “taxable Canadian corporations”, as defined in the Tax Act, including the enhanced gross-up and dividend tax credit applicable to any dividend designated as an “eligible dividend” in accordance with the provisions of the Tax Act. There may be limitations on the Issuer’s ability to designate all dividends on the Common Shares as “eligible dividends”.

Dividends received or deemed to be received on Common Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and generally will also be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income. Resident Holders that are corporations should consult their own tax advisors having regard to their particular circumstances.

Dispositions of Offered Common Shares

A disposition, or a deemed disposition, of a Common Share (other than to the Issuer, unless purchased by the Issuer in the open market in the manner in which shares are normally purchased by any member of the public in the open market) by a Resident Holder generally will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Common Share to the Resident Holder. For this purpose, the adjusted cost base to a Resident Holder of Common Shares will be determined at any time by averaging the cost of such Common Shares with the adjusted cost base of any other Common Shares owned by the Resident Holder as capital property at that time. Such capital gain (or capital loss) will be subject to the treatment described below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder for a taxation year must be included in the Resident Holder’s income in the year. A Resident Holder is required to deduct one-half of any capital loss (an “allowable capital loss”) realized in the year from taxable capital gains realized in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent year, from net taxable capital gains realized in such years (but not against other income) to the extent and under the circumstances described in the Tax Act.

If the Resident Holder is a corporation, any capital loss realized on the disposition of a Common Share may in certain circumstances be reduced by the amount of any dividends which have been received or which are deemed to have been received on the Common Share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns a Common Share directly or indirectly through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Refundable Tax

A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on certain investment income, including taxable capital gains, but excluding dividends or deemed dividends deductible in computing taxable income.

Alternative Minimum Tax

Individuals, including certain trusts, may be subject to an alternative minimum tax. Dividends received or deemed to be received and capital gains realized may increase a Resident Holder’s liability for alternative minimum tax. Resident Holders should consult their own tax advisors with respect to the potential application of the alternative minimum tax.

Non-Resident Holders

The following discussion applies to Holders who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, are not (and are not deemed to be) resident in Canada and have not used or held (and are not deemed to have used or held) Class B-3 Shares, and will not use or hold (and will not be deemed to use or hold) Common Shares, in, or in the course of, carrying on a business or part of a business in Canada (“Non-Resident Holders”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere; such insurers should consult their own tax advisors.

Exchange of Class B-3 Shares of STA Holdings for Offered Common Shares

A Non-Resident Holder who receives Common Shares in consideration for the redemption of Class B-3 Shares pursuant to the Share Exchange will be deemed to have disposed of such Class B-3 Shares. A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition or deemed disposition of Class B-3 Shares unless the Class B-3 Shares constitute or are deemed to constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Class B-3 Shares will not be taxable Canadian property of a Non-Resident Holder, provided that at no time during the 60-month period immediately preceding the disposition thereof more than 50% of the fair market value of such shares was derived, directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property at that time), from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, interests in, or for civil law rights in, any of the foregoing property, whether or not the property exists. Class B-3 Shares may also be deemed to constitute taxable Canadian property to a Non-Resident Holder in certain circumstances specified under the Tax Act.

If the Class B-3 Shares are considered to be, or are deemed to be, taxable Canadian property of a Non-Resident Holder, the tax consequences of realizing a capital gain on the disposition of such Class B-3 Shares as described above under the heading “Residents of Canada – Holding and Disposing of Offered Common Shares – Taxation of Capital Gains and Capital Losses” generally will apply, subject to the Non-Resident Holder being entitled to relief under the provisions of an applicable income tax treaty or convention. Non-Resident Holders whose Class B-3 Shares may be taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Holding and Disposing of Offered Common Shares

Dividends on Offered Common Shares

Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any applicable income tax treaty or convention) generally will be payable on dividends on Common Shares paid or credited, or deemed to be paid or credited, to a Non-Resident Holder. The rate of withholding tax applicable to a dividend paid on Common Shares to a Non-Resident Holder who is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980) (the “Convention”), beneficially owns the dividend and qualifies for full benefits under the Convention generally will be reduced to 15%. Not all persons who are residents of the United States for purposes of the Convention will qualify for full benefits under the Convention. Non-Resident Holders who are residents of the United States are advised to consult their own tax advisors in this regard.

Dispositions of Offered Common Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition or deemed disposition of Common Shares unless the Common Shares constitute or are deemed to constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Common Shares will not be taxable Canadian property of a Non-Resident Holder at a particular time, provided that (1) the Common Shares are listed at that time on a “designated stock exchange” (as defined in the Tax Act and which currently includes the TSX and the NASDAQ); and (2) at no time during the 60-month period that ends at the particular time both (a) (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for the purposes of the Tax Act, (iii) partnerships in which the Non-Resident Holder or such person(s) holds a membership interest directly or indirectly through one or more partnerships, or (iv) any combination of (i) to (iii) held 25% or more of the shares of any class of the share capital of the Issuer; and (b) more than 50% of the fair market value of such shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, interests in, or for civil law rights in, any of the foregoing property, whether or not the property exists. Common Shares may also be deemed to constitute taxable Canadian property to a Non-Resident Holder in certain circumstances specified under the Tax Act.

If the Common Shares are considered to be, or are deemed to be, taxable Canadian property of a Non-Resident Holder, the tax consequences of realizing a capital gain on the disposition of such Common Shares as described above under the heading “Residents of Canada – Holding and Disposing of Offered Common Shares – Taxation of Capital Gains and Capital Losses” generally will apply, subject to the Non-Resident Holder being entitled to relief under the provisions of an applicable income tax treaty or convention. Non-Resident Holders whose Common Shares may be taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax considerations, under current US law, generally applicable to a US Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares acquired pursuant to this Offering. This summary does not address all potentially relevant US federal income tax matters and it does not address consequences to persons subject to special provisions of US federal income tax law, such as those described below as excluded from the definition of a US Holder. United States alternative minimum tax considerations are not addressed in this summary. In addition, this summary does not cover any state, local or foreign tax consequences, nor any US federal gift, estate or generation-skipping transfer tax consequences.

The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (the “IRS”) rulings, published administrative positions of the IRS, and court decisions that are currently applicable, any of which could be materially and adversely changed, possibly on a retroactive basis, at any time (including, without limitation, United States rates of taxation). This summary does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. Prospective purchasers of Common Shares should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the US federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein.

This summary is for general information only and it is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of Common Shares should consult their own tax advisors about the United States federal (income and non-income), state, local, and foreign tax consequences of purchasing, owning and disposing of Common Shares.

US Holders

As used herein, a “US Holder” means a holder of Common Shares, who is: a citizen, or an individual resident (as defined under United States tax laws), of the United States; a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is taxable in the United States irrespective of source; or a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or (b) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

This summary does not address the US federal income tax considerations applicable to US Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) US Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) US Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) US Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) US Holders that have a “functional currency” other than the US dollar; (e) US Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) US Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) US Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) US Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Issuer. This summary also does not address the US federal income tax considerations applicable to US Holders who are: (a) US tax expatriates or former long-term residents of the US; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-US Tax Convention. US Holders that are subject to special provisions under the Code, including, but not limited to, US Holders described immediately above, should consult their own tax advisor regarding the US federal, US federal alternative minimum, US federal estate and gift, US state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for US federal income tax purposes holds Common Shares, the US federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for US federal income tax purposes should consult their own tax advisors regarding the US federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

Anti-Deferral Provisions Assumed Not to Apply

Based on the nature of the Issuer’s current and expected income and the current and expected value and composition of the Issuer’s assets, the Issuer does not expect to be (and the remainder of this summary assumes, without opining, that the Issuer is not) a passive foreign investment company (“PFIC”) for US federal income tax purposes for its current taxable year or for subsequent taxable years, however, no assurance can be given that the Issuer will not be a PFIC for its current taxable year or subsequent taxable years. If the Issuer is or becomes a PFIC, the tax consequences summarized herein could be materially and adversely different.

Exchange of Class B-3 Shares of STA Holdings for Offered Common Shares

Gain or loss, if any, realized by a US Holder as a result of the Share Exchange generally will be subject to United States federal income taxation as a capital gain or loss in an amount equal to the difference between the US Holder’s adjusted tax basis in the Class B-3 Shares exchanged and the fair market value of the Common Shares received in exchange for those Class B-3 Shares. A US Holder’s initial adjusted tax basis for the Common Shares will equal the fair market value of the Common Shares on the date of the exchange. Net capital gains (i.e. capital gains in excess of capital losses) recognized by a non-corporate US Holder (including an individual) on capital assets that have been held for more than one year will generally be subject to a United States federal income tax rate of 15% or 20%. Deductions for capital losses are subject to certain limitations.

Distributions on Common Shares

The gross amount of any distribution (including non-cash property) paid by the Issuer (including any Canadian taxes withheld therefrom) with respect to Common Shares generally should be included in the gross income of a US Holder as a dividend to the extent such distribution is paid out of current or accumulated earnings and profits of the Issuer, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Issuer’s current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital to the extent of the US Holder’s adjusted tax basis in the Common Shares and to the extent that such distribution exceeds the Holder’s adjusted tax basis in the Common Shares, will be taxed as a capital gain. Dividends received by non-corporate US Holders may be subject to United States federal income tax at lower rates (generally at a rate of 15% or 20%) than other types of ordinary income if certain conditions are met. These conditions include the Issuer not being classified as a PFIC, the Issuer being within the definition of a “qualified foreign corporation”, the US Holder’s satisfaction of a holding period requirement, and the US Holder not treating the distribution as “investment income” for purposes of the investment interest deduction rules. In the case of US Holders that are corporations, such dividends generally will not be eligible for the dividends received deduction.

A US Holder may be subject to Canadian tax withholding with respect to any dividend payments on the Common Shares. See “Certain Canadian Federal Income Tax Considerations— Non-Resident Holders— Dividends on Common Shares”.

Dispositions of Common Shares

Gain or loss, if any, realized by a US Holder on the sale or other disposition of Common Shares generally will be subject to United States federal income taxation as a capital gain or loss in an amount equal to the difference between the US Holder’s adjusted tax basis in the Common Shares and the amount realized on the disposition. Net capital gains (i.e. capital gains in excess of capital losses) recognized by a non-corporate US Holder (including an individual) on capital assets that have been held for more than one year will generally be subject to a United States federal income tax rate of 15% or 20%. Deductions for capital losses are subject to certain limitations.

Foreign Tax Credit

A US Holder who pays (or has withheld from distributions) Canadian income tax with respect to the Common Shares may be entitled to either a deduction or a tax credit for such foreign tax paid or withheld, at the election of the US Holder. This election is made on a year-by-year basis and generally applies to all foreign taxes paid by (or withheld from) the US Holder during that year.

There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the US Holder’s United States income tax liability that the US Holder’s foreign source income bears to his, her or its worldwide taxable income. In determining this limitation, items of income and deduction must be classified as being from either foreign or domestic sources. In addition, this limitation is calculated separately with respect to specific “baskets” of income. Foreign taxes assigned to a particular class of income generally cannot offset United States tax on income assigned to another class. Based on the nature of the Issuer’s income, for purposes of calculating this limitation, the Issuer expects that distributions on the Issuer’s Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will constitute passive category income. Any gain or loss recognized upon the sale or other disposition of Common Shares generally will be gain or loss from sources within the United States for purposes of this limitation. Unused foreign tax credits can generally be carried back one year and carried forward ten years. US Holders should consult their own tax advisors concerning the ability to utilize foreign tax credits.

Currency Fluctuations

For United States federal income tax purposes, the amount received by a US Holder as payment with respect to a distribution on, or disposition of, Common Shares, if paid in Canadian dollars, will generally be the US dollar value of the payment at the date of the payment, regardless of whether the payment is later converted into US dollars. In such case, the US Holder may recognize ordinary income or loss as a result of currency fluctuations between the date on which the payment is made and the date the payment is converted into US dollars.

Information Reporting and Backup Withholding

Payments made within the US or by a US payor or US middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a US Holder (a) fails to furnish such US Holder’s correct US taxpayer identification number (generally on Form W-9), (b) is notified by the IRS that such US Holder has previously failed to properly report interest and dividend income, or (c) fails to certify, under penalty of perjury, that such US Holder has furnished its correct US taxpayer identification number that the IRS has not notified such US Holder that it is subject to backup withholding tax, and that such US Holder is a US person. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the US backup withholding tax rules will be allowed as a credit against a US Holder’s US federal income tax liability, if any, or will be refunded, if such US Holder furnishes required information to the IRS in a timely manner. Each US Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

In addition, certain US persons are required to satisfy annual reporting requirements with respect to the holding of certain specified foreign financial assets, including stock of foreign issuers which is not held in an account, if the aggregate value of all specified foreign financial assets exceed certain minimum values, which vary depending on the US person’s residency and filing status (e.g., a US individual living in the US and not filing a joint tax return would be required to comply with these reporting requirements if the total value of his or her specified foreign financial assets for the year is either US$50,000 on the last day of the tax year or US$75,000 at any time during the tax year). The reporting requirements are met by filing Form 8938. The reporting requirements may also apply to certain US entities for future taxable years. US Holders should consult their own tax advisors regarding the requirements of filing information returns under these rules.

Net Investment Income Tax

Certain US Holders that are individuals, estates or trusts whose income exceeds certain thresholds will be required to pay an additional 3.8% tax on “net investment income”, which includes, among other things, dividends and net gain from the sale or other disposition of property (other than property held in a trade or business). US Holders are urged to consult with their own tax advisors regarding the effect, if any, of the tax on net investment income on their ownership and disposition of the Common Shares.

INTEREST OF EXPERTS

No person or company whose profession or business gives authority to a statement made by such person or company and who is named in this short form prospectus or in a document that is specifically incorporated by reference into this short form prospectus as having prepared or certified a part of this short form prospectus has received or shall receive a direct or indirect interest in the property of the Issuer or of any associate or affiliate of the Issuer. None of such persons or companies, nor any director, partner, officer or employee of any of such persons or companies, is or is expected to be elected, appointed or employed as a trustee, officer or employee of the Issuer or of any associates or affiliates of the Issuer.

AUDITORS

The auditors of the Issuer are Ernst & Young LLP, Independent Registered Public Accounting Firm, 99 Wood Avenue South, P.O. Box 751, Iselin, New Jersey 08830-0471.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

AGENT FOR SERVICE OF PROCESS

Each of Denis J. Gallagher, the Chairman and Chief Executive Officer of the Issuer, Patrick J. Walker, the Chief Financial Officer of the Issuer, David Scopelliti, a director of the Issuer, Barbara Basney, a director of the Issuer, and Wendi Sturgis, a director of the Issuer, resides outside of Canada and has appointed Student Transportation Inc., 160 Saunders Road, Unit 6, Barrie, Ontario, L4N 9A4 as his agent for service of process. Ernst & Young LLP, Independent Registered Public Accounting Firm, the auditors of the Issuer, are organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is organized under the laws of a foreign jurisdiction or who resides outside of Canada, even if the party has appointed an agent for services of process.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. An investment in the Common Shares should be considered speculative due to various factors. An investment in the Common Shares should only be made by persons who can afford the total loss of their investment. Prospective investors should consider carefully all of the information set out in this short form prospectus and in the documents incorporated by reference and the risks attaching to an investment in the Issuer, including, in particular, the specific factors set out under “Risk Factors” at pages 46 to 59 of the AIF, before making any investment decision. All statements regarding the Issuer’s business should be viewed in light of these risk factors. Investors should consider carefully whether investment in the Common Shares is suitable for them in the light of the information in this short form prospectus and in the documents incorporated by reference and their personal circumstances. Such information does not purport to be an exhaustive list. If any of the identified risks were to materialize, the Issuer’s business, financial position, results and/or future operations may be materially adversely affected. Additional risks and uncertainties not presently known to the Issuer, or which the Issuer currently deems immaterial, may also have an adverse effect upon the Issuer. There can be no certainty that the Issuer will be able to implement successfully the strategy set out in this short form prospectus and in the documents incorporated by reference. No representation is or can be made as to the future performance of the Issuer and there can be no assurance that the Issuer will achieve its objectives. Investors should consult their own professional advisors to assess the tax, legal and other aspects of an investment in Common Shares.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (i) the documents listed in the second paragraph under “Documents Incorporated by Reference”; (ii) the consent of Ernst & Young LLP, Independent Registered Public Accounting Firm; and (iii) powers of attorney from directors and officers of the Issuer.

PURCHASER’S STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right generally may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some provinces and territories, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Issuer is incorporated under the laws of Canada and its principal place of business is in Canada. Most of the Company’s directors, and some of the experts named in this short form prospectus, are residents of Canada, and all or a substantial portion of their assets and the Issuer’s assets, and a portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States but it may be difficult for holders of Offered Common Shares who reside in the United States to effect service within the United States upon the Issuer or those directors, officers and experts who are not residents of the United States. Investors should not assume that a Canadian court would enforce a judgement of a United States court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities laws or any such state securities or “blue sky” laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Patrick J. Walker (the Chief Financial Officer of the Company) as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or relating to or concerning an offering of securities under this short form prospectus.

CERTIFICATE OF THE ISSUER

Dated: February 9, 2017

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the provinces of Ontario and British Columbia.

STUDENT TRANSPORTATION INC.

By:	(signed) Denis J. Gallagher Chief Executive Officer		By:	(signed) Patrick J. Walker Chief Financial Officer

On behalf of the Board of Directors

By:	(signed) George Rossi Director		By:	(signed) David Scopelliti Director

C-1

PART II — INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

Section 136 of the Business Corporations Act (Ontario), as amended, provides, in part, as follows:

(1)    A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2)    A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

Limitation

(3)    A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

(4)    In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1)    A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

Right to indemnity

(4.2)    Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)    was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)    fulfills the conditions set out in subsections (3) and (4).

Insurance

(4.3)    A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)    in the individual’s capacity as a director or officer of the corporation; or

(b)    in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5)    A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)    Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Protection of Directors, Officers and Others

Section 6 of By-law No. 1 of the Registrant provides that no director or officer of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of that person, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of an office or in relation thereto, unless the same are occasioned by that person’s own wilful neglect or default. Nothing in the above by-law, however, would relieve any director or officer from the duty to act in accordance with the Business Corporation Act (Ontario) or from liability for any breach of that Act.

The By-laws further provide that the Registrant shall indemnify and hold harmless every director or officer, every former director or officer and every person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate) and the heirs and legal representatives of that person, from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if: (a) that person acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that the conduct was lawful.

The By-laws also permit the Registrant to purchase insurance for the benefit of the above persons. The Registrant maintains an insurance policy for its directors and officers and for the directors and officers of its subsidiaries (the “D&O Program”). The primary insurance policy within the D&O Program has a limit of liability applicable to the insured directors and officers of $40 million per year on a claims-made basis. Under the policy, each entity has reimbursement coverage to the extent that it has indemnified directors and officers. The policy includes securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against the Registrant and any of its subsidiaries. The total limit of liability is shared among the Registrant and its subsidiaries and their respective directors and officers so that the limit of liability will not be exclusive to any one of the entities or their respective directors and officers. The D&O Program also contains an Excess Side A policy with a limit of $15 million. The policy limits under the excess policy are available exclusively to the individual directors and officers.

In addition, the Registrant has entered into indemnification agreements with certain of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description

4.1**	Annual information form of the Registrant for the fiscal year ended June 30, 2016, dated September 28, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2016, filed with the US Securities and Exchange Commission (the “Commission”) on September 28, 2016)

4.2**	Management information circular of the Registrant dated October 3, 2016, prepared in connection with the annual and special meeting of shareholders of the Registrant held on November 8, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on October 5, 2016)

4.3**	Audited consolidated financial statements of the Registrant for the fiscal years ended June 30, 2016 and 2015, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2016, filed with the Commission on September 28, 2016)

4.4**	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the fiscal year ended June 30, 2016 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2016, filed with the Commission on September 28, 2016)

4.5**	Unaudited interim consolidated financial statements of the Registrant for the three months ended September 30, 2016 and 2015, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on November 9, 2016)

4.6**	Management’s discussion and analysis of the financial condition and results of operation by the Registrant for the three months ended September 30, 2016 and 2015, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on November 9, 2016)

4.7**	Material change report of the Issuer dated August 3, 2016 in respect of a bought deal offering of $85 million principal amount of convertible unsecured subordinated debentures (incorporated by reference to Exhibit 4.7 to the initial filing of this Registration Statement on Form F-10, filed with the Commission on January 20, 2017)

5.1*	Consent of Ernst & Young LLP

6.1**	Power of attorney (included on the signature page to the initial filing of this Registration Statement) on Form F-10, filed with the Commission on January 20, 2017)

*	Filed herewith.
**	Previously filed.

PART III—UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

Concurrently with the initial filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on February 9, 2017.

STUDENT TRANSPORTATION INC. (Registrant)

By:	/s/ Denis J. Gallagher
Denis J. Gallagher, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, we, the undersigned officers and directors of Student Transportation Inc., hereby severally and individually constitute and appoint Denis J. Gallagher and Patrick J. Walker and each of them (with full power to act alone and with full power of substitution and resubstitution), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement on Form F-10 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Denis J. Gallagher	Chairman, President, Chief Executive Officer and	February 9, 2017
Denis J. Gallagher	Director (Principal Executive Officer)

/s/ Patrick J. Walker	Executive Vice President and Chief Financial Officer	February 9, 2017
Patrick J. Walker	(Principal Financial and Accounting Officer)

*	Director	February 9, 2017
Irving Gerstein

*	Director	February 9, 2017
Barbara Basney

*	Director	February 9, 2017
Kenneth B. Needler

*	Director	February 9, 2017
George Rossi

*	Director	February 9, 2017
David Scopelliti

*	Director	February 9, 2017
Wendi Sturgis

*	Director	February 9, 2017
Victor Wells

*By:	/s/ Patrick J. Walker
Patrick J. Walker
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States on this 9th day of February, 2017.

STUDENT TRANSPORTATION OF AMERICA, INC.

By:	/s/ Patrick J. Walker
Patrick J. Walker, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1**	Annual information form of the Registrant for the fiscal year ended June 30, 2016, dated September 28, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2016, filed with the US Securities and Exchange Commission (the “Commission”) on September 28, 2016)

4.2**	Management information circular of the Registrant dated October 3, 2016, prepared in connection with the annual and special meeting of shareholders of the Registrant held on November 8, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on October 5, 2016)

4.3**	Audited consolidated financial statements of the Registrant for the fiscal years ended June 30, 2016 and 2015, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2016, filed with the Commission on September 28, 2016)

4.4**	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the fiscal year ended June 30, 2016 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2016, filed with the Commission on September 28, 2016)

4.5**	Unaudited interim consolidated financial statements of the Registrant for the three months ended September 30, 2016 and 2015, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on November 9, 2016)

4.6**	Management’s discussion and analysis of the financial condition and results of operation by the Registrant for the three months ended September 30, 2016 and 2015, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on November 9, 2016)

4.7**	Material change report of the Issuer dated August 3, 2016 in respect of a bought deal offering of $85 million principal amount of convertible unsecured subordinated debentures (incorporated by reference to Exhibit 4.7 to the initial filing of this Registration Statement on Form F-10, filed with the Commission on January 20, 2017)

5.1*	Consent of Ernst & Young LLP

6.1**	Power of attorney (included on the signature page to the initial filing of this Registration Statement) on Form F-10, filed with the Commission on January 20, 2017)

*	Filed herewith.
**	Previously filed.